Exhibit 99.1

ConnectM Receives $1.60 Per Share Buyout Offer from its Three Largest Institutional Investors

MARLBOROUGH, Mass., April 2, 2025 /PRNewswire/ -- ConnectM Technology Solutions, Inc. (Nasdaq: CNTM) ("ConnectM" or the "Company"), a high-growth technology company on the leading edge of the energy economy, today announced that it has received a non-binding proposal offering $1.60 per share in cash from its three largest institutional investors-SriSid LLC, Arumilli LLC, and Win-Light Global Co. Ltd.-to acquire all remaining outstanding shares of the Company and transition ConnectM into a privately held entity.

The offer, submitted on March 31, 2025, implies a total equity valuation of approximately $46.5 million for ConnectM.

SriSid LLC, Arumilli LLC, and Win-Light Global Co. Ltd. have been long-term investors in ConnectM, having initially invested in the Company in 2020. In recent months, the investor group has significantly increased their ownership positions, reflecting a deepened commitment to the Company's strategic vision and long-term potential.

The proposed transaction, if accepted, would result in the privatization of ConnectM and is subject to the completion of customary due diligence, definitive agreements, and regulatory approvals.

About ConnectM Technology Solutions, Inc.

ConnectM is a constellation of companies powering the next generation of electrified equipment, mobility and distributed energy—thus enabling a faster, smarter transition to a modern energy economy. The Company provides residential and light commercial service providers and original equipment manufacturers with a proprietary Energy Intelligence Network platform to accelerate the transition to all-electric heating, cooling, and transportation. Leveraging technology, data, artificial intelligence, and behavioral economics, ConnectM aims to lower energy costs and reduce carbon emissions globally.

For more information, please visit: https://www.connectm.com/

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this press release, regarding our future financial performance and our strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "intend," "believe," "estimate," "continue," "project" or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. We caution you that the forward-looking statements contained herein are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, we caution you that the forward-looking statements regarding the Company contained in this press release are subject to the risks and uncertainties described in the "Cautionary Note Regarding Forward-Looking Statements" section of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024. Such filing identifies and addresses other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ConnectM is under no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CNTM@redchip.com